EXHIBIT 10.3

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this "Agreement") entered into as of June 1, 2013, by and between Borneo Resource Investments Ltd., a Nevada corporation (“Purchaser”), and Nils Ollquist, an officer of the Purchaser (the “Seller”).

WHEREAS, the Seller purchased 45,000 shares (the “Shares”) of PT. Puncak Kalabat, a limited liability company organized in Indonesia (the “Company”, pursuant to a Deed of Sale of Shares, dated June 1, 2013; for 45,000,000 Indonesian Rupiah (approximately $4,500);

WHEREAS, the Purchaser and the Seller are parties to an Equity Entrustment Agreement, dated June 1, 2013, pursuant to which the Seller agreed to manage the Company pursuant to instructions of Purchaser;

WHEREAS, the Purchaser wishes to purchase the Shares of the Company from the Seller upon the approval of the sale by the Indonesian Investment Coordinating Board (“BKPM”);

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Purchaser and the Seller hereby agree as follows:

SECTION 1: SALE OF THE SHARES

1.1 Sale of the Shares. Subject to the terms and conditions hereof, the Seller will sell and deliver to the Purchaser and the Purchaser will purchase from the Seller the Shares for a purchase price of $4,500.00.

SECTION 2: CLOSING DATE; DELIVERY

2.1 Closing Date. The closing of the purchase and sale of the Shares hereunder (the “Closing”) shall be held within fifteen days of the execution and delivery of this Agreement and the satisfaction of the condition listed in Section 2.2.

2.2 Conditions to Closing. The obligation of the Purchaser and Seller is subject to the approval of the transaction by the BKBM. Both the Purchaser and Seller agree to give their best efforts to obtain the approval of the BKBM on or before September 30, 2013.

SECTION 3: MISCELLANEOUS

3.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Washington, without regard to conflicts of laws principles thereof.

3.2 Survival. The terms, conditions and agreements made herein shall survive the Closing.

3.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

3.4 Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire and full understanding and agreement between the parties with regard to the subject matter hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by all the parties hereto.

3.5 Counterparts. This Agreement may be executed in separate counterparts (including by facsimile or .pdf file) each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Purchaser and Seller have caused this Agreement to be duly executed as of the date first written above.

NILS A. OLLQUIST

By:	/s/Nils A. Ollquist
Name
Title

BORNEO RESOURCE INVESTMENTS LTD.

By:	/s/ R. Scott Chaykin
R. Scott Chaykin
Title: Chief Financial Officer